Exhibit 99.1

Exhibit 99.1 - News Release – Third fiscal quarter ended June 27, 2021.

4600 E. 53rd St.

Davenport, IA 52807

www.lee.net

NEWS RELEASE

Lee Enterprises reports strong third quarter results with revenue and Adjusted EBITDA growth

Total operating revenue increased (+8%) over the prior year

Digital revenue totaled $66 million (+48%), more than one-third of total operating revenue

Adjusted EBITDA(1) totaled $27 million, up over the prior year for second straight quarter

Digital-only subscribers grew 51% to 337,000

DAVENPORT, Iowa (August 5, 2021) — Lee Enterprises, Incorporated (NASDAQ: LEE), a leading provider of high quality, trusted, local news, information and a major platform for advertising in 77 markets, today reported third quarter fiscal 2021 financial results(2) for the period ended June 27, 2021. On a GAAP basis, total operating revenue was $196.5 million and net income totaled $3.7 million in the third quarter.

“We have made significant progress on our Three Pillar Digital Growth Strategy and our third quarter results clearly demonstrate that we are on a strong path forward to driving more recurring, sustainable revenue.” said Kevin Mowbray, President and Chief Executive Officer. “I am extremely proud to report that we posted 7.6% growth in total operating revenue, 48.3% growth in total digital revenue, 90.3% growth in Amplified revenue, 36.4% growth in digital-only audience revenue, and our second straight quarter of Adjusted EBITDA growth.”

"Almost 55% of our total operating revenue, representing $108 million, is subscription-based recurring revenue and, includes subscription revenue, revenue at TownNews and Amplified revenue. Subscription revenue was flat with the prior year as growth in our digital subscription platforms and improvement in full access attrition rates posted total audience growth for each month in the quarter. Digital subscriptions grew 50.5% and now total 337,000 at the end of the quarter as we remain the fastest growing digital subscription platform in local media,” Mowbray added.

“Total advertising and marketing services revenue increased 17.2% in the quarter, and I am very proud of the focus and determination our sales organization has shown in achieving these strong results,” Mowbray added. “Total digital revenue increased 48.3% in the quarter fueled by a 90.3% growth at Amplified, our full service digital marketing services agency, as we continue to expand our in-house capabilities on sophisticated campaigns. We have also expanded our suite of products for SMBs as well as large regional and national accounts, including our recently announced partnership with Amazon Advertising. We are also seeing exciting growth in video revenue, which totaled $2.5 million in the quarter, as we better monetize our sponsorship and branded content,” Mowbray added.

“While we are investing in our digital transformation, we continue to strengthen our balance sheet,” said Tim Millage, Vice President, Chief Financial Officer and Treasurer. “The principal amount of debt at the end of the third quarter totaled $485.2 million, down $13.7 million in the third quarter and down $90.8 million since the refinancing last March 2020. Pension and post-retirement benefit plans continue to be over funded in total, further improving our balance sheet profile.”

Total Cash Costs(1) were $171.9 million, or down 3.3% after adjusting for the significant temporary cost actions taken last year as a result of the pandemic. Since the acquisition of BH Media and Buffalo News(3) in March 2020, we have realized $110 million in cost synergies, remaining ahead of our 2021 cost target of $100 million,” Millage added.

THIRD QUARTER HIGHLIGHTS

•	Total operating revenue increased 7.6% in the quarter compared to the same quarter a year ago.
•

Subscription revenue totaled $88.8 million, almost flat compared to the prior year. Digital-only subscriptions at the end of the quarter totaled 337,000, or up 50.5% compared to the same period last year.

•

Audiences remain strong in both print and digital due to our focus on relevant news in our local markets. Monthly average page views totaled 400 million and monthly average unique visitors totaled 49 million.

•	Total advertising and marketing services revenue was $91.1 million, a 17.2% increase compared to the same quarter last year.
•	Revenue at TownNews, our SaaS content platform, increased 8.7% in the third quarter and revenue over the last twelve months totaled $26.7 million.
•

Total digital revenue, including digital advertising, digital subscription and digital services revenue, was $65.6 million and represented 33.4% of total operating revenue. Total digital revenue increased 48.3% in the quarter.

•

Operating expenses totaled $184.4 million and Cash Costs on a pro forma basis were up 9.2% in the quarter as a result of the one-time costs measures taken in last year as a result of the pandemic. Since the acquisition in March 2020, we achieved $110 million of cash cost synergies, reaching our target established for September 2021.

•	Net income totaled $3.2 million and Adjusted EBITDA totaled $26.7 million.

YEAR TO DATE HIGHLIGHTS

•

Total operating revenue was $600.7 million year to date compared to $426.2 million through the first nine months last year, reflecting the acquisition of BH Media and Buffalo News. On a pro forma basis, total operating revenue was down 4.7% to last year.

•	Subscription revenue totaled $269.9 million, a 1.3% increase compared to the prior year on a pro forma basis.
•	Total advertising revenue was $279.3 million, a 9.3% decrease compared to the same period last year on a pro forma basis.
•	Revenue at TownNews increased 8.7% year to date.
•

Total digital revenue, including digital advertising, digital subscription and digital services revenue, was $187.0 million and represented 31.1% of total operating revenue. Total digital revenue increased 33.0% in the first nine months of 2021 on a pro forma basis.

•	Operating expenses totaled $562.6 million and Cash Costs on a pro forma basis were down 4.2%.
•

Due to changes in one of our employee contracts, we recognized a $23.8 million noncash curtailment gain associated with elimination of retiree medical benefits. Additionally, we recognized a $12.3 million liability associated with the withdrawal from a multiemployer pension plan. Payments toward the liability are made over 20 years.

•	Net Income totaled $19.5 million and Adjusted EBITDA totaled $90.8 million.

DEBT AND FREE CASH FLOW

On March 16, 2020, the Company closed on the comprehensive refinancing of all of its outstanding debt(4). The $576 million in financing has a 25-year maturity, a fixed annual interest rate of 9.0%, mandatory payments based on the Company’s Excess Cash Flow(4), and no financial performance covenants.

As of and for the 13 weeks ended June 27, 2021:

•	The principal amount of debt totaled $485.2 million, a $90.8 million reduction since the March 2020 refinancing.
•	Cash on the balance sheet totaled $21.1 million. Debt, net of cash on the balance sheet, totaled $464.1 million.
•	Excess Cash Flow for the third quarter totaled $1.1 million and was used to repay debt in the fourth quarter.
•	Capital expenditures totaled $2.4 million in the 13 weeks ended June 27, 2021 and totaled $5.4 million for the 39 weeks then ended. For 2021, we expect capital expenditures to total less than $8 million.
•	For 2021, we expect cash paid for income taxes to total between $4 and $6 million.
•	We made no pension contributions in the third quarter and have contributed $965,000 through the first nine months of FY2021. Due to new legislation reducing required pension contributions, we do not expect any additional pension contributions in FY2021.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast today at 9 a.m. Central Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 800-357-9083 and entering a conference passcode of 412575 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a major subscription and advertising platform and a leading provider of local news and information, with daily newspapers, rapidly growing digital products and over 350 weekly and specialty publications serving 77 markets in 26 states. Year to date, Lee's newspapers have average daily circulation of 1.0 million, and our legacy websites, including acquisitions, reach more than 47 million digital unique visitors. Lee's markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on NASDAQ under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Revenues may continue to diminish or declines in revenue could accelerate as a result of the COVID-19 pandemic;
•	Revenues may continue to be diminished longer than anticipated as a result of the COVID-19 pandemic;
•	The COVID-19 pandemic may result in material long-term changes to the publishing industry which may result in permanent revenue reductions for the Company and other risks and uncertainties;
•	We may experience increased costs, inefficiencies and other disruptions as a result of the COVID-19 pandemic;
•	We may be required to indemnify the previous owners of the BH Media or the Buffalo for unknown legal and other matters that may arise;
•	Our ability to manage declining print revenue and circulation subscribers;
•	The warrants issued in our 2014 refinancing will not be exercised;
•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;
•	Changes in advertising and subscription demand;
•	Changes in technology that impact our ability to deliver digital advertising;
•	Potential changes in newsprint, other commodities and energy costs;
•	Interest rates;
•	Labor costs;
•	Significant cyber security breaches or failure of our information technology systems;
•	Our ability to achieve planned expense reductions and realize the expected benefit of our acquisitions;
•	Our ability to maintain employee and customer relationships;
•	Our ability to manage increased capital costs;
•	Our ability to maintain our listing status on NASDAQ;
•	Competition; and
•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words "aim", “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Statements regarding our plans, strategies, prospects and expectations regarding our business and industry, including statements regarding the impacts that the COVID-19 pandemic and our responses thereto may have on our future operations, are forward-looking statements. They reflect our expectations, are not guarantees of performance and speak only as of the date the statement is made. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:

IR@lee.net

(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	13 Weeks Ended			39 Weeks Ended
	June 27,	June 28,	Percent	June 27,	June 28,	Percent
(Thousands of Dollars, Except Per Share Data)	2021	2020	Change	2021	2020	Change

Advertising and marketing services	91,122	77,754	17.2	279,326	204,426	36.6
Subscription	88,792	89,115	(0.4)	269,905	178,234	51.4
Other	16,576	15,659	5.9	51,505	43,578	18.2
Total operating revenue	196,490	182,528	7.6	600,736	426,238	40.9
Operating expenses:
Compensation	82,731	72,396	14.3	250,048	164,330	52.2
Newsprint and ink	7,051	7,572	(6.9)	22,222	16,629	33.6
Other operating expenses	82,117	77,440	6.0	243,749	178,744	36.4
Cash costs	171,899	157,408	9.2	516,019	359,703	43.5
Total operating revenue less cash costs	24,591	25,120	(2.1)	84,717	66,535	27.3
Depreciation and amortization	10,836	11,201	(3.3)	33,794	25,196	34.1
Assets loss (gain) on sales, impairments and other, net	242	147	64.6	6,938	(5,153)	NM
Restructuring costs and other	1,419	2,865	(50.5)	5,880	6,422	(8.4)
Operating expenses	184,396	171,621	7.4	562,631	386,168	45.7
Equity in earnings of associated companies	1,689	842	NM	4,902	3,773	29.9
Operating income	13,783	11,749	17.3	43,007	43,843	(1.9)
Non-operating income (expense):
Interest expense	(11,010)	(13,135)	(16.2)	(34,129)	(35,377)	(3.5)
Debt financing and administrative costs	—	—	-	—	(11,865)	NM
Curtailment Gain	—	—	-	23,830	—	NM
Pension withdrawal cost	—	—	-	(12,310)	—	NM
Other, net	2,330	1027	(28.3)	6,240	3,309	88.6
Non-operating expenses, net	(8,680)	(12,108)	(28.3)	(16,369)	(43,933)	(62.7)
Income before income taxes	5,103	(359)	NM	26,638	(90)	NM
Income tax expense (benefit)	1,366	368	NM	7,106	(92)	NM
Net income (loss)	3,737	(727)	NM	19,532	2	NM
Net income (loss) attributable to non-controlling interests	(510)	(548)	(6.9)	(1,537)	(1,322)	16.3
Income (loss) attributable to Lee Enterprises, Incorporated	3,227	(1,275)	NM	17,995	(1,320)	NM

Earnings per common share:
Basic	0.56	(0.23)	NM	3.15	(0.23)	NM
Diluted	0.55	(0.23)	NM	3.10	(0.23)	NM

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

The table below reconciles the non-GAAP financial performance measure of Adjusted EBITDA to net income, its most directly comparable GAAP measure:

	13 Weeks Ended		39 Weeks Ended
(Thousands of Dollars)	June 27,	June 28,	June 27,	June 28,
	2021	2020	2021	2020

Net income (loss)	3,737	(727)	19,532	2
Adjusted to exclude
Income tax expense (benefit)	1,366	368	7,106	(92)
Non-operating expenses, net	8,680	12,108	16,369	43,933
Equity in earnings of TNI and MNI	(1,689)	(842)	(4,902)	(3,773)
Loss (gain) on sale of assets and other, net	242	147	6,938	(5,153)
Depreciation and amortization	10,836	11,201	33,794	25,196
Restructuring costs and other	1,419	2,865	5,880	6,422
Stock compensation	205	228	639	799
Add:
Ownership share of TNI and MNI EBITDA (50%)	1,923	955	5,421	4,464
Adjusted EBITDA	26,719	26,303	90,777	71,798

NOTES

(1)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:

•

Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one time transactions. Adjusted EBITDA is a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus non-operating expenses, income tax expense, depreciation and amortization, assets loss (gain) on sales, impairments and other, restructuring costs and other, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI.

• Cash Costs represent a non-GAAP financial performance measure of operating expenses which are measured on an accrual basis and settled in cash. This measure is useful to investors in understanding the components of the Company’s cash-settled operating costs. Periodically, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs are defined as compensation, newsprint and ink and other operating expenses. Depreciation and amortization, assets loss (gain) on sales, impairments and other, other non-cash operating expenses and other expenses are excluded. Cash Costs also exclude restructuring costs and other, which are typically paid in cash.

(2)

This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(3)	On March 16, 2020 (the "Closing Date"), the Company closed the acquisition of the newspaper assets of BH Media Group, Inc. ("BH Media") and the stock of The Buffalo News, Inc. ("Buffalo News").

(4)	The Company's debt is the $576 million term loan under a credit agreement with BH Finance LLC dated January 29, 2020 (the "Credit Agreement"). Excess Cash Flow is defined under the Credit Agreement as any cash greater than $20,000,000 on the balance sheet in accordance with GAAP at the end of each fiscal quarter, beginning with the quarter ending June 28, 2020.

(5)
Due to the BH Media acquisition, our basis of presentation includes (i) our actual GAAP results, which reflect a full quarter of Legacy Lee, BH Media and Buffalo News and year-to-date period of Legacy Lee and 28 weeks of results of BH Media and Buffalo News, (ii) pro forma results, which reflect the consolidated operations, adjusted as if Lee had owned BH Media and Buffalo News for the entire period presented, and (iii) Adjusted EBITDA, which is our non-GAAP measure of operating results, calculated based on actual results (with 28 weeks included in the 52 weeks ended September 27, 2020) and on a pro forma basis (assuming BH Media and Buffalo News were owned for the entire period). Legacy Lee refers to the operating assests and results of operations of the Company prior to the Closing Date, and is synonymous with same store results.

(6)	TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.